OPTION AGREEMENT
(English Translation)

This Option Agreement (this "Agreement") is entered into as of April 24, 2007 between and among FullCo (Hong Kong) Industrial Limited., a company with limited liability organized under the laws of the Hong Kong, China ("Party A"), and Xi'an Landway Bionanometer Technology Joint-stock Co. Ltd., a company with joint stock limited liability organized under the laws of the People's Republic of China ("PRC"), with a registered address at Flr 12V, Suite A, Huajing Plaza, No. 20 Fenghui South Road, West High-tech Development Zone, Xi'an, Shaanxi Province, China 710075, ("Party B"),, and the shareholders of Party B listed in Annex 1 hereto. In this Agreement, Party A, Party B, and Party C are referred to collectively in this Agreement as the "Parties" and each of them is referred to as a "Party".

RECITALS

1. Party A, is a corporation organized under the laws of the Hong Kong, China has technology expertise and practical experience in bionanometer technology;

2. Party B is a bionanometer company with limited liability incorporated in Xi'an, Shanxi Province, China.

3. Party C is comprised of holders of substantially all of the issued and outstanding shares of Party B ("Equity Interest");

4. Party A and Party B have entered into a certain Consulting Agreement concurrently with this Agreement, which grants Party A management power, authority, control and beneficial ownership of the business of Party B;

5. Party A and Party B have also concurrently entered into an Operating Agreement which further defines the rights and powers of Party A with respect to the business of Party B;

6. Party A, Party B and Party C have also concurrently entered into an Pledge Agreement pursuant to which Party C has pledged all right title and interest in their shares of Party B to Party A;

7. The Parties are entering into this Option Agreement in conjunction with the Pledge Agreement, Consulting Services Agreement, Operating Agreement, and related agreements.

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NOW, THEREFORE , the Parties to this Agreement hereby agree as follows:

1. Purchase and Sale of Equity Interest

1.1 Grant of Rights . Party C and Party D (hereafter collectively the " Transferor ") hereby irrevocably grants to Party A an option to purchase or cause any person designated by Party A ("Designated Persons") to purchase, to the extent permitted under PRC Law, according to the steps determined by Party A, at the price specified in Section 1.3 of this Agreement, at any time from the Transferor a portion or all of the equity interests held by Transferor in Party B (the " Option "). No Option shall be granted to any third party other than Party A and/or the Designated Persons. Party B hereby agrees to the granting of the Option by Party C to Party A and/or the Designated Persons. The "person" set forth in this clause and this Agreement means an individual person, corporation, joint venture, partnership, enterprise, trust or a non-corporation organization.

1.2 Exercise of Rights . According to the stipulations of PRC laws and regulation, Party A and/or the Designated Persons may exercise Option by issuing a written notice (the " Notice ") to the Transferor and specifying the equity interest purchased from Transferor (the " Purchased Equity Interest ") and the manner of purchase.

1.3 Purchase Price .

1.3.1 For Party A to exercise the Option, the purchase price of the Purchased Equity Interest (" Purchase Price ") shall be equal to the original paid-in price of the Purchased Equity Interest by the Transferor, unless the applicable PRC laws and regulations require appraisal of the equity interests or stipulate other restrictions on the purchase price of equity interests.

1.3.2 If the applicable PRC laws require appraisal of the equity interests or stipulates other restrictions on the purchase price of the Equity Interest at the time that Party A exercise the Option, the Parties agree that the Purchase Price shall be set at the lowest price permissible under the applicable laws.

1.4 Transfer of the Purchased Equity Interest. Upon each exercise of the Option rights under this Agreement:

1.4.1 One or more members of Party C shall convene a shareholders' meeting, or cause such meeting to be convened. During the meeting, the resolutions shall be proposed, approving the transfer of the appropriate Equity Interest to Party A and/or the Designated Persons;

1.4.2 The Transferor shall, upon the terms and conditions of this Agreement and the Notice related to the Purchased Equity Interest, enter into Equity Interest purchase agreement in a form reasonably acceptable to Party A, with Party A and/or the Designated Persons (as applicable);

1.4.3 The related parties shall execute all other requisite contracts, agreements or documents, obtain all requisite approval and consent of the government, conduct all necessary actions, without any security interest, transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Persons, and cause Party A and/or the Designated Persons to be the registered owner of the Purchased Equity Interest. In this clause and this Agreement, "Security Interest" means any mortgage, pledge, the right or interest of the third party, any purchase right of equity interest, right of acquisition, right of first refusal, right of set-off, ownership detainment or other security arrangements, however, it does not include any security interest created under the Equity Pledge Agreement.

1.5 Payment. The payment of the Purchase Price shall be determined by the consultation of Party A and/or the Designated Persons with the Transferor according to the applicable laws at the time of exercise of the Option.

2. Promises Relating Equity Interest.

2.1 Promises Related to Party B. Party B and Party C hereby promise:

2.1.1 Without prior written consent by Party A, not, in any form, to supplement, change or renew the Articles of Association of Party B, to increase or decrease registered capital of the

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corporation, or to change the structure of the registered capital in any other forms;

2.1.2 According to customary fiduciary standards applicable to managers with respect to corporations and their shareholders, to maintain the existence of the corporation, prudently and effectively operate the business;

2.1.3 Without prior written consent by Party A, not, upon the execution of this Agreement, to sell, transfer, mortgage or dispose, in any other form, any asset, legitimate or beneficial interest of business or income of Party B, or encumber or approve any encumbrance or imposition of any security interest on Party A's assets;

2.1.4 Without prior written notice by Party A, not issue or provide any guarantee or permit the existence of any debt, other than (i) the debt arising from normal or daily business but not from borrowing; and (ii) the debt disclosed to Party A and obtained the written consent from Party A;

2.1.5 To normally operate all business to maintain the asset value of Party B, without taking any action or failing to take any action that would result in a material adverse effect on the business or asset value of Party B;

2.1.6 Without prior written consent by Party A, not to enter into any material agreement, other than agreements in the ordinary course of business (for purposes of this paragraph, if the amount of the Agreement involves an amount that exceeds a hundred thousand Yuan (RMB 100,000) the agreement shall be deemed material);

2.1.7 Without prior written consent by Party A, not to provide loan or credit loan to any others;

2.1.8 Upon the request of Party A, to provide all materials of operation and finance relevant to Party B;

2.1.9 Purchases and holds the insurance from the insurance company accepted by Party A, the insurance amount and category shall be the same with those held by the companies in the same

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industry or field, operating the similar business and owning the similar properties and assets as Party B;

2.1.10 Without prior written consent by Party A, not to merge or associate with any person, or acquire or invest in any person;

2.1.11 To notify Party A of the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the assets, business and income of Party B;

2.1.12 In order to keep the ownership of Party B to all its assets, to execute all requisite or appropriate documents, take all requisite or appropriate actions, and pursue all appropriate claims, or make requisite or appropriate pleas for all claims;

2.1.13 Without prior written notice by Party A, not to assign equity interests to shareholders in any form; however, Party A shall distribute all or part of its distributable profits to their own shareholders upon request by Party A;

2.1.14 According to the request of Party A, to appoint any person designated by Party A to be the directors of Party B.

2.2 <u>Promises Related to Transferor</u>. Party C hereby promises:

2.2.1 Without prior written consent by Party A, upon the execution of this Agreement, not to sell, transfer, mortgage or dispose in any other form any legitimate or beneficial interest of equity interest, or to approve any other security interest set on it, with the exception of the pledge set on the equity interest of the Transferor subject to Equity Pledge Agreement;

2.2.2 Without the prior written notice by Party A, not to decide or support or execute any shareholder resolution at any shareholder meeting of Party B that approves any sale, transfer, mortgage or dispose of any legitimate or beneficial interest of equity interest, or allows any other security interest set on it, other than the pledge on the equity interests of Transferor pursuant to Equity Pledge Agreement;

2.2.3 Without prior written notice by Party A, the Parties shall not agree or support or execute any shareholders resolution at any

shareholder meeting of Party B that approves Party B's merger or association with any person, acquisition of any person or investment in any person;

2.2.4 To notify Party A the occurrence or the potential occurrence of the litigation, arbitration or administrative procedure related to the equity interest owned by them;

2.2.5 To cause the Board of Directors of Party B to approve the transfer of the Purchased Equity Interest subject to this Agreement;

2.2.6 In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, conduct all requisite or appropriate actions, and make all requisite or appropriate claims, or make requisite or appropriate defend against fall claims of compensation;

2.2.7 Upon the request of Party A, to appoint any person designated by Party A to be the directors of Party B;

2.2.8 Upon the request of Party A at any time, to transfer its Equity Interest immediately to the representative designated by Party A unconditionally at any time and abandon its prior right of first refusal of such equity interest transferring to another available shareholder;

2.2.9 To prudently comply with the provisions of this Agreement and other Agreements entered into collectively or respectively by the Transferor, Party B and Party A and perform all obligations under these Agreements, without taking any action or any nonfeasance that sufficiently affects the validity and enforceability of these Agreements;

3. Representations and Warranties . As of the execution date of this Agreement and every transferring date, Party B and Party C hereby represent and warrant collectively and respectively to Party A as follows:

3.1 It has the power and ability to enter into and deliver this Agreement, and any equity interest transferring Agreement (" Transferring Agreement ," respectively) having it as a party, for every single transfer of the Purchased Equity Interest according to this Agreement, and to perform its obligations under this Agreement and any

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Transferring Agreement. Upon execution, this Agreement and the Transferring Agreements having it as a party will constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

3.2 The execution, delivery of this Agreement and any Transferring Agreement and performance of the obligations under this Agreement and any Transferring Agreement will not: (i) cause to violate any relevant laws and regulations of PRC; (ii) constitute a conflict with its Articles of Association or other organizational documents; (iii) cause to breach any Agreement or instruments to which it is a party or having binding obligation on it, or constitute the breach under any Agreement or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

3.3 The shares of Party B are transferable, and Party B has not permitted or caused any security interest to be imposed upon the shares of Party B.

3.4 Party B does not have any unpaid debt, other than (i) debt arising from its normal business; and (ii) debt disclosed to Party A and obtained by written consent of Party A;

3.5 Party B has complied with all PRC laws and regulations applicable to the acquisition of assets and securities in connection with this Agreement;

3.6 No litigation, arbitration or administrative procedure relevant to the Equity Interests and assets of Party B or Party B itself is in process or to be settled and the Parties have no knowledge of any pending or threatened claim;

3.7 The Transferor bears the fair and salable ownership of its Equity Interest free of encumbrances of any kind, other than the security interest pursuant to the Equity Pledge Agreement.

4. Assignment of Agreement

4.1 Party B and Party C shall not transfer their rights and obligations under this Agreement to any third party without the prior written

consent of the Party A.

4.2 Party B and Party C hereby agree that Party A shall be able to transfer all of its rights and obligation under this Agreement to any third party with its needs, and such transfer shall only be subject to a written notice sent to Party B and Party C by Party A, and no any further consent from Party B and Party C will be required.

5. Effective Date and Term

5.1 This Agreement shall be effective as of the date first set forth above.

5.2 The term of this Agreement is ten (10) years unless the early termination in accordance with this Agreement or other terms of the relevant agreements stipulated by the Parties. This Agreement may be extended according to the written consent of Party A before the expiration of this Agreement. The term of extension will be decided unanimously through mutual agreement of the Parties.

5.3 If Party A or Party B terminates by the expiration of its operating period (including any extended period) or other causes in the term set forth in Section 5.2, this Agreement shall be terminated simultaneously, except Party A has transferred its rights and obligations in accordance with Section 4.2 of this Agreement.

6. Applicable Law and Dispute Resolution

6.1 Applicable Law. The execution, validity, construing and performance of this Agreement and the resolution of disputes under this Agreement shall be governed by the laws of PRC.

6.2 Dispute Resolution. The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the "CIETAC") in accordance with its rules. Arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. Any resulting arbitration award shall be final conclusive and binding upon both parties.

7. Taxes and Expenses. Each Party shall, according to the PRC laws, bear any and

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all registering taxes, costs and expenses for equity transfer arising from the preparation and execution of this Agreement and all Transferring Agreements, and the completion of the transactions under this Agreement and all Transferring Agreements.

8. Notices. Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents. The addresses for notices for each respective member of Party C shall be as set forth in the shareholder records of Party B, and the parties hereto shall at all times be entitled to rely upon such records for purposes of this Agreement.

Party A:	**FullCo (Hong Kong) Industrial Limited.**
Address:	Suite 3304, 33F, Office Tower Convention Plaza, 1 Harbour Road Wanchat, HK
Fax:	(0852) 29758042
Phone:	(0852) 28822088
Party B:	**Xi'an Landway Bionanometer Technology Joint-stock Co., Ltd.**
Address:	Flr 12V, Suite A, Huajing Plaza, No. 20 Fenghui South Road, West High-tech Development Zone, Xi'an, Shaanxi Province, China 710075
Fax:	(029) 88372593
Phone:	(029) 88372500 88372501
Chairman:	To the address printed on the signature page hereto.
Shareholders:	To the respective addresses printed on the signature pages hereto.

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9. Confidentiality. The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other Parties, any Party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

   a. The materials that is known or may be known by the general public (but not include the materials disclosed by each party receiving the materials);

   b. The materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

   c. The materials disclosed by each Party to its legal or financial consultant relating the transaction of this Agreement, and this legal or financial consultant shall comply with the confidentiality set forth in this Section. The disclosure of the confidential materials by staff or employed institution of any Party shall be deemed as the disclosure of such materials by such Party, and such Party shall bear the liabilities for breaching the contract. This clause shall survive whatever this Agreement is invalid, amended, revoked, terminated or unable to implement by any reason.

10. Further Warranties. The Parties agree to promptly execute documents reasonably required to perform the provisions and the aim of this Agreement or documents beneficial to it, and to take actions reasonably required to perform the provisions and the aim of this Agreement or actions beneficial to it.

11. Miscellaneous.

   11.1 Amendment, Modification and Supplement. Any amendment and supplement to this Agreement shall only be effective is made by the Parties in writing.

   11.2 Entire Agreement. Notwithstanding the Article 5 of this Agreement, the Parties acknowledge that this Agreement constitutes the entire agreement of the Parties with respect to the subject matters therein and supercede and replace all prior or contemporaneous agreements and understandings in verb or/and in writing.

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11.3 Severability. If any provision of this Agreement is judged as invalid or non-enforceable according to relevant Laws, the provision shall be deemed invalid only within the applicable laws and regulations of the PRC, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired in any way. The Parties shall, through fairly consultation, replace those invalid, illegal or non-enforceable provisions with valid provisions that may bring the similar economic effects with the effects caused by those invalid, illegal or non-enforceable provisions.

11.4 Headings. The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

11.5 Language and Copies. This Agreement has been executed in Chinese in four (4) duplicate originals; each Party holds one (1) original and each duplicate original shall have the same legal effect.

11.6 Successor. This Agreement shall bind and benefit the successor of each Party and the transferee allowed by each Party.

11.7 Survival. Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this Agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the Agreement. Article 6, Article 8, Article 9 and Section 11.7 hereof shall continue in force and effect after the termination of this Agreement.

11.8 Waiver. Any Party may waive the terms and conditions of this Agreement in writing with the signature of the Parties. Any waiver by a Party to the breach by other Parties within certain situation shall not be construed as a waiver to any similar breach by other Parties within other situations.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

[Signature Page]

SIGNATURE PAGES

IN WITNESS WHEREOF, the parties hereof have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PARTY A:

For and on behalf of
FULLCO INDUSTRIAL LIMITED

Authorized Signature(s)

FullCo (Hong Kong) Industrial Limited.

By: /s/ Wang Wengeng

Title: Director

PARTY B:

Xi'an Landway Bionanometer Technology Joint-stock Co., Ltd.

By: /s/ Wang Wengeng

Title: Director

CHAIRMAN:

/s/ Wengeng Wang

Wengeng Wang

PARTY A:

PARTY B:

PARTY C:

Attorney-in-fact for certain shareholders of Party B:

As attorney-in-fact pursuant to that certain Power of Attorney, Shareholders' Voting Rights, Proxy Agreement and Covenant Not to Sue dated __________ 2007


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Agreement by Party B will not violate any law, regulations, judicial or administrative order, arbitration award, agreement, contract or covenant applicable to Party B.

6. This Agreement may not be terminated without the unanimous consent of both Parties, except that Party A may, by giving thirty (30) days prior written notice to Party B hereto, terminate this Agreement.

7. Any amendment and/or rescission shall be agreed by the Parties in writing.

8. The execution, validity, construction and performance of this Agreement shall be governed by the laws of PRC.

9. This Agreement is executed in Chinese and English in twelve (12) copies; Party A and each member of Party B holds one and each original copy has the same legal effect. This Agreement has both an English version and a Chinese version. Both versions are equally authentic. Where a comparison of the authentic texts of both versions of this Agreement discloses a difference in meaning, the meaning which best reconciles the texts, having regard to the object and purpose of this Agreement shall be adopted.

10. Both Parties agree that in case of disputes arising from this Agreement, both Parties shall settle their dispute through mediation, not in a lawsuit brought in Court. If the Parties cannot reach a settlement 45 days after the mediation, the dispute shall be referred to and determined by arbitration in the China International Economic and Trade Arbitration Commission ("CIETAC") upon the initiation of either Party in accordance with the prevailing arbitration rules of CIETAC. The written decision of the arbitrator shall be binding and conclusive on the Parties hereto and enforceable in any court of competent jurisdiction.

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NOW THEREFORE, the Parties hereby have reached the following agreement upon friendly consultations:

1. Party B hereby agrees to irrevocably entrust Party A for the maximum period permitted by law, with all of Party B's voting rights as a shareholder of Xi'an Landway. Party A shall exercise such rights in accordance with the laws of the PRC and the Articles of Association of Xi'an Landway.

2. Party A may from time to time establish and amend rules to govern how Party A shall exercise the powers granted to it by Party B herein, including, but not limited to, the number or percentage of directors of Party A which shall be required to authorize or take any action and to sign documents evidencing the taking of such action, and Party A shall only take action in accordance with such rules.

3. All Parties to this Agreement hereby acknowledge that, regardless of any change in the equity interests of Xi'an Landway, Party B shall appoint the person designated by Party A with all shareholder's voting rights. Party B shall not transfer its equity interests of Xi'an Landway to any individual or company (other than Party A or the individuals or entities designated by Party A). Party B acknowledges that it will continue to perform this Agreement even if one or more than one of them do not hold the equity interests of Xi'an Landway.

4. This Agreement has been duly executed by the Parties, and, in the case of a Party which is not a natural person, has been duly authorized by all necessary corporate or other action by such Party and executed and delivered by such Party's duly authorized representatives, as of the date first set forth above and shall be effective simultaneously.

5. Party B represents and warrants to Party A that Party B owns all of the shares of Xi'an Landway set forth below its name in Annex 1 and on the signature pages below, free and clear of all liens and encumbrances and Party B has not granted to anyone, other than Party A, a power of attorney or proxy over any of such shares or in Party B's rights as a shareholder of Xi'an Landway and the execution and delivery of this

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